NORTHERN LIGHTS FUND TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

WINTON MANAGED FUTURES TREND FUND

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of October 28, 2025 by and between NORTHERN LIGHTS FUND TRUST, a Delaware statutory trust (the “Trust”), on behalf of Winton Managed Futures Trend Fund (the “Fund”) a series of the Trust, and the adviser of the Fund, Winton Capital Management Limited (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of October 28, 2025 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationship with the Adviser, the Trust has required that Adviser grant to the Trust a continuing security interest in and to a designated account of the Adviser established with Ultimus Fund Solutions, LLC, Transfer Agent to the Fund, or its successor and assigns (the "Securities Intermediary") in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Adviser hereby agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit pro-rated monthly, the Adviser will pay to the Fund, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a "Fund Reimbursement Payment").

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Adviser’s investment advisory or management fee detailed in the

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Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions; (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short), (vi) taxes; (vii) expenses incurred in connection with any Fund merger or reorganization; and (viii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Adviser)).3. Reimbursement of Fees and Expenses. The Adviser retains its right to receive in future years on a rolling three-year basis, reimbursement of any Fund Reimbursement Payments paid by the Adviser pursuant to this Agreement, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4. Collateral Account and Security Interest At any time when the Fund's assets are below $15 million, the Trust may, by not less than 14 days’ notice in writing to the Adviser, request the Adviser to subscribe an amount equal to $30,000 (or such lesser amount as may be agreed with the Trust) in a class of Shares of the Fund as determined by the Adviser in its sole discretion (“Adviser Shares”). The Adviser, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account to be established and maintained by the Adviser, at the cost of the Securities Intermediary, with the Securities Intermediary and designated as a collateral account (the "Collateral Account", which shall include any replacement account established with any successor Securities Intermediary) and shall instruct the Adviser Shares to be held in such Collateral Account. The Adviser Shares, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the "Collateral") shall secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement). For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the "Board"), except as specified in Paragraph 7(a)(ii) of this Agreement, below. In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined below under Paragraph 5 of this Agreement) has occurred or is continuing.

5.      Collateral Event. In the event that, during the period in which the Adviser holds Adviser Shares in the Collateral Account either (a) the Adviser does not make a Fund Reimbursement Payment due in connection with a particular calendar month within 30 days of the following calendar month or (b) at the request of the Adviser, the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a "Collateral Event"), then, in either event, the Board shall have absolute discretion, [subject to the terms of the Registration Statement,] to redeem Adviser Shares held in the Collateral Account up to the value of $30,000 and utilize the proceeds from such redemption to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its reasonable discretion, estimates will be required in connection with the liquidation of the Fund (the "Liquidation Expenses"). Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement, no further instructions shall be required from the Adviser for the Securities Intermediary to transfer Collateral from the Collateral Account to the Fund up to the value, in

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aggregate over all such transfers, of $30,000. The Adviser acknowledges that in the event the value of the Collateral available in the Collateral Account is less than US$30,000 (such shortfall being the "Collateral Shortfall"), the Trust may, by not less than 14 days’ notice in writing to the Adviser, request the Adviser to subscribe for further Shares of the Fund (the class of such Shares being at the Adviser’s sole discretion) in an amount equal to the Collateral Shortfall. For the avoidance of doubt, in the event the value of the Collateral available in the Collateral Account is greater than US$30,000 (such excess being the “Collateral Excess”), neither the Trust nor the Securities Intermediary shall have any rights to or liens over the Collateral Excess and the Adviser may, at its sole discretion redeem or withdraw an amount equal to the Collateral Excess, subject to the terms of the Registration Statement.

6.      Control Agreement; Appointment of Attorney-in-Fact. The Adviser agrees to execute and deliver to the Board, in form and substance reasonably satisfactory to the Board, a Control Agreement by, between and among the Trust, the Adviser and the Securities Intermediary (the "Control Agreement") pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code, which shall terminate when the Fund's assets are at or above $15 million. Without limiting the foregoing, for so long as the Fund's assets are below $15 million, the Adviser hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as Adviser's true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Adviser and in the name of the Adviser or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Adviser representing any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same. So long as a Collateral Event has occurred and is continuing, the Board, in its reasonable discretion, may direct the Adviser or Adviser's agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7.     Covenants. So long as this Agreement shall remain in effect, the Adviser represents and covenants as follows:

a.                   where Fund assets fall below $15 million for more than 30 consecutive days, the Adviser shall, within 14 days following written notice from the Trust pursuant to Paragraph 4 above, subscribe an amount equal to $30,000 in Adviser Shares to be held in the Collateral Account. Once the Collateral Account is established: (i) the Adviser will, upon written notice from the Trust, where negative Fund performance reduce the Collateral Account below $30,000 for a period of more than thirty days, subscribe such further Adviser Shares so as to maintain at least $30,000 in said account; and (ii) when Fund assets reach $15 million or more, the Adviser may, at its absolute discretion, redeem all or part of its holding of Adviser Shares in the Collateral Account. The Collateral Account may be closed completely upon Fund assets reaching $25 million.

b.                  To the fullest extent permitted by law, the Adviser agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided

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that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

c.                   The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Paragraph 5 of this Agreement) has occurred or is continuing.]

8. Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least October 31, 2027, unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement for the Fund is terminated, with such termination effective upon the effective date of the termination of the Investment Advisory Agreement in respect of the Fund.

10. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST	WINTON CAPITAL MANAGEMENT LIMITED
on behalf of Winton Managed Futures Trend Fund
By: /s/Timothy Burdick	By: /s/Alexandra Openshaw
Name: Timothy Burdick	Name: Alexandra Openshaw
Title: Vice President	Title: General Counsel
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Appendix A

Fund                                                                                 Operating Expense Limit

Winton Managed Futures Trend Fund

Class A                                                                                         1.59%

Class C                                                                                         2.34%

Class I                                                                                          1.34%

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